FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
July 23, 2007	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES REPORTS
SECOND QUARTER EARNINGS

Chicago, Illinois - Corus Bankshares Inc. (NASDAQ: CORS). Corus’ 2007 second quarter earnings were $42.4 million, or $0.74 per diluted share, down 11% from $47.8 million, or $0.82 per diluted share, in the second quarter of 2006. The year-to-date 2007 results were $68.8 million, or $1.20 per diluted share compared to $91.2 million, or $1.57 per diluted share in 2006, a decline of 25%.

“As has been widely reported, the United States’ residential housing market continues to see significant weakness throughout many parts of the market. With a loan portfolio consisting, almost exclusively, of condominium construction and conversion loans, this nationwide slowdown has clearly impacted Corus and its lending business. Evidence of this slowdown can be seen in recent trends in loan originations and loan balances outstanding, as well as credit quality trends. The current quarter’s earnings declined as a result of these adversities, and it would not surprise us to see an even greater impact on earnings over the next several quarters, or even years, depending on when the market improves” said Robert J. Glickman, President and Chief Executive Officer.

Glickman continued, “During the second quarter we recorded what is only our second charge-off on a condominium loan, but at $13 million it is the first really ‘large’ charge-off we have experienced. While this recent charge-off was in some respects disappointing, lending is—by its very nature—a risky business and loan losses are inevitable. Moreover, this charge-off, which was associated with a condominium conversion loan (that is, not a construction loan), must be viewed against the broader perspective of the over $4 billion of condominium conversion loans we have originated over the past several years and, more to the point, the hundreds of millions of dollars of interest income and fees those loans have generated. It is our strong belief that success must be gauged over an entire business cycle - not by looking at just “good” or “bad” years in isolation from one another. In the last ten years, we originated over $15 billion of condominium loans and, including this quarter’s charge-off, experienced under $16 million of charge-offs on condominium secured loans. While we are now experiencing problem loans and charge-offs, which may well get worse—if not materially worse—before they improve, any measure of our overall success in the commercial real estate loan business must also take into account our very strong results of the past decade. Corus’ overall success in lending to the commercial real estate market has been outstanding.
With that said, we continue to focus on generating new business. Our list of loans pending stands at a healthy $4.4 billion as of June 30. In addition, our second quarter originations of $624 million were significantly better than first quarter’s results. While our loan originations can be lumpy, we continue to remain optimistic and believe that during the second half of 2007 we can meet or exceed recent loan origination volumes, in part by lowering our pricing to become more competitive.”

Glickman also said that, “The Company’s recently announced $1.00 per share ‘special’ cash dividend (payable August 1st), in addition to taking advantage of the current 15% tax rate on dividends, also reflects the Company’s strong financial position. Even after payment of the declared special dividend, the holding company will have marketable equity securities and cash of over $275 million that were not encumbered in any way and are “free and clear” to be used for any corporate purpose. Moreover, while the special dividend payment will be made by the holding company (not the Bank), the Bank’s capital position was another critical factor in our thinking. Acknowledging the elevated risk inherent in our focused lending efforts, we consciously operate the Bank at capital levels substantially in excess of the regulatory requirements. The Bank’s capital (simply bank equity plus loan loss reserves) stood at just over $1 billion as of June 30, 2007, substantially above the amount required to meet the regulatory definition of “well capitalized”.

It is unclear at this point what impact, if any, the problems in the subprime and Alt-A home mortgage lending market will have on our condominium business. Corus does not make, purchase, or hold any subprime or Alt-A mortgages at all. In fact, Corus does not invest directly in any residential home mortgages to individuals. Nor does Corus invest in any pools of residential home mortgages. We understand that the lenders who do make subprime and Alt-A mortgages have tightened their lending criteria. The effect on Corus of the subprime home mortgage lending market issues is indirect: our customers are the condominium developers who sell condominium units to individuals. To the extent that subprime and Alt-A lenders cut back on their loans, it is likely that our customers (the condominium developers) may lose sales to those individuals who would have required a subprime mortgage to close on their purchase.

In summary, at this point in the housing cycle, we are experiencing a disappointing decrease in origination volume, and a certain, albeit very manageable, degree of problem loans. We anticipate that problem loans could get worse before they get better. Nevertheless, we are bullish that in the long run condominiums and condominium construction will remain a permanent fixture in the U.S. housing market. With the reputation Corus has built as an expert in this niche, with our highly experienced and trained staff, and with our strong balance sheet and income statement, we are very well positioned to capitalize on the eventual housing recovery that we are confident will occur.”

Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is an active commercial real estate lender nationwide, specializing in condominium loans. As of the most recent period-end, Corus’ outstanding commercial real estate loans and construction commitments totaled $8.0 billion. Corus Bank and its holding company, Corus Bankshares, will hold loans of up to $180 million. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

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Summary Financial Data (Unaudited)
(In thousands, except per-share data)	2007	2006	2005

For the Three Months Ended June 30:
Net income	$42,407	$47,761	$31,185
Diluted earnings per share	0.74	0.82	0.54
Average earning assets	9,579,037	9,305,547	5,935,513
Net interest income (fully taxable equivalent)	78,635	86,548	58,381
Noninterest income (without securities gains/losses)	3,059	3,171	4,845
Net operating revenue (1)	81,694	89,719	63,226
Cash dividends declared per common share (2)	1.250	0.200	0.175
Net interest margin (fully taxable equivalent)	3.28%	3.72%	3.93%
Return on average equity	19.8%	25.9%	20.4%
Return on average assets	1.8%	2.0%	2.1%
Efficiency ratio (3)	20.8%	18.3%	23.7%

For the Six Months Ended June 30:
Net income	$68,796	$91,150	$59,305
Diluted earnings per share	1.20	1.57	1.03
Average earning assets	9,678,221	9,010,761	5,566,210
Net interest income (fully taxable equivalent)	154,546	171,184	110,578
Noninterest income (without securities gains/losses)	6,456	6,511	8,387
Net operating revenue (1)	161,002	177,695	118,965
Cash dividends declared per common share (2)	1.500	0.400	0.350
Net interest margin (fully taxable equivalent)	3.19%	3.80%	3.97%
Return on average equity	16.1%	25.3%	19.6%
Return on average assets	1.4%	2.0%	2.1%
Efficiency ratio (3)	21.6%	18.9%	24.7%

Capital Ratios at June 30:
Leverage (Tier 1 capital to quarterly average assets)	10.74%	10.18%	12.92%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	14.00%	12.11%	12.07%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	17.07%	14.86%	14.86%
Common equity to total assets	8.60%	7.96%	9.73%

Common Stock Data at June 30:
Market price per common share	$17.26	$26.18	$27.75
Common shareholders' equity per share	14.55	13.62	11.37
Shares outstanding at end of period	56,794	55,979	55,654

(1) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/(losses).
(2) Includes $1.00 per common share special cash dividend declared on June 21, 2007.
(3) Noninterest expense less goodwill amortization, divided by net operating revenue.
Note: All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06

Condensed Consolidated Balance Sheets (Unaudited)
	June 30	December 31	June 30
(Dollars in thousands)	2007	2006	2006

Assets
Cash and due from banks – noninterest-bearing	$118,814	$121,564	$90,467
Federal funds sold	264,200	319,700	348,800
Cash and Cash Equivalents	383,014	441,264	439,267
Securities:
Available-for-sale, at fair value
U.S. Government and agencies	4,928,975	5,178,270	4,385,878
Common stocks	183,864	217,042	184,637
Other securities	36,838	35,955	31,411
Total Securities	5,149,677	5,431,267	4,601,926
Loans, net of unearned income	4,008,657	4,141,979	4,499,233
Less: Allowance for loan losses	47,783	45,293	42,186
Loans, net	3,960,874	4,096,686	4,457,047
Premises and equipment, net	26,906	27,376	27,278
Accrued interest receivable and other assets	44,156	48,236	41,892
Other real estate owned	40,387	8,439	-
Goodwill, net of accumulated amortization	4,523	4,523	4,523
Total Assets	$9,609,537	$10,057,791	$9,571,933

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$281,707	$309,267	$283,824
Interest-bearing	7,923,922	8,395,408	8,029,103
Total Deposits	8,205,629	8,704,675	8,312,927
Long-term debt – subordinated debentures	404,647	384,028	384,028
Other borrowings	52,050	39,419	5,626
Dividends payable	70,992	14,061	11,196
Accrued interest payable	18,835	27,481	40,563
Other liabilities	30,823	43,600	55,206
Total Liabilities	8,782,976	9,213,264	8,809,546
Shareholders' Equity:
Common stock, surplus, and retained earnings	776,799	789,926	717,545
Accumulated other comprehensive income	49,762	54,601	44,842
Total Shareholders' Equity	826,561	844,527	762,387
Total Liabilities and Shareholders' Equity	$9,609,537	$10,057,791	$9,571,933

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
(In thousands, except per-share data)	2007	2006	2007	2006
Interest, Loan Fees, and Dividend Income:
Interest and fees on loans	$114,195	$127,322	$227,911	$249,974
Federal funds sold	3,804	4,466	9,082	8,924
Securities:
Interest	67,561	48,371	133,870	85,966
Dividends	1,659	1,608	3,316	3,720
Total Interest, Loan Fees and Dividend Income	187,219	181,767	374,179	348,584

Interest Expense:
Deposits	100,434	88,582	203,813	164,974
Long-term debt – subordinated debentures	7,489	7,110	14,886	13,368
Other borrowings	1,296	149	2,201	501
Total Interest Expense	109,219	95,841	220,900	178,843
Net Interest Income	78,000	85,926	153,279	169,741
Provision for credit losses	12,000	-	17,500	3,000
Net Interest Income after
Provision for Credit Losses	66,000	85,926	135,779	166,741
Noninterest Income:
Service charges on deposit accounts	2,462	2,607	5,201	5,394
Securities gains/(losses), net	13,025	-	(2,228)	(543)
Other income	597	564	1,255	1,117
Total noninterest income	16,084	3,171	4,228	5,968
Noninterest Expense:
Employee compensation and benefits	11,005	11,752	22,035	23,827
Net occupancy	1,063	941	2,208	1,977
Other real estate owned/protective advances	724	-	1,832	-
Data processing	591	513	1,201	972
Depreciation – furniture & equipment	485	423	946	804
Other expenses	3,102	2,831	6,558	6,075
Total noninterest expense	16,970	16,460	34,780	33,655
Income before income taxes	65,114	72,637	105,227	139,054
Income tax expense	22,707	24,876	36,431	47,904

Net Income	$42,407	$47,761	$68,796	$91,150

Net Income Per Common Share:
Basic	$0.75	$0.85	$1.22	$1.63
Diluted	$0.74	$0.82	$1.20	$1.57
Weighted Average Common and Common
Equivalent Shares Outstanding	57,630	58,035	57,517	58,005

Average Balance Sheets and Net Interest Margin (Unaudited)
	Three Months Ended June 30
	2007			2006
		Interest,			Interest,
	Average	Fees, and	Yield/	Average	Fees, and	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$5,461,842	$71,373	5.23%	$4,474,598	$52,845	4.72%
Common stocks (2)	200,223	2,285	4.56%	191,968	2,214	4.61%
Nonaccrual loans	207,029	1,430	2.76%	-	-	0.00%
Loans, net of unearned income (3)	3,709,943	112,766	12.16%	4,638,981	127,330	10.98%
Total earning assets	9,579,037	187,854	7.84%	9,305,547	182,389	7.84%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	72,205			89,637
Allowance for loan losses	(45,465)			(42,666)
Premises and equipment, net	27,132			26,900
Other real estate owned	9,052			-
Other assets, including goodwill	36,311			42,220
Total Assets	$9,678,272			$9,421,638

Liabilities and Shareholders' Equity
Deposits – interest-bearing:
Retail certificates of deposit	$5,705,613	$75,811	5.31%	$5,240,098	$60,748	4.64%
Money market deposits	1,664,838	19,343	4.65%	1,845,501	21,201	4.60%
NOW deposits	271,961	1,590	2.34%	308,145	1,904	2.47%
Brokered certificates of deposit	243,174	3,533	5.81%	329,903	4,549	5.52%
Savings deposits	126,018	157	0.50%	145,275	180	0.50%
Total interest-bearing deposits	8,011,604	100,434	5.01%	7,868,922	88,582	4.50%
Long-term debt – subordinated debentures	384,934	7,489	7.78%	384,028	7,110	7.41%
Other borrowings (4)	71,626	1,296	7.24%	5,826	149	NM
Total interest-bearing liabilities	8,468,164	109,219	5.16%	8,258,776	95,841	4.64%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing deposits	271,995			308,770
Other liabilities	80,548			116,974
Shareholders' Equity	857,565			737,118
Total Liabilities and Shareholders' Equity	$9,678,272			$9,421,638

Interest income and loan fees/average earning assets	$9,579,037	$187,854	7.84%	$9,305,547	$182,389	7.84%
Interest expense/average interest-bearing liabilities	$8,468,164	109,219	5.16%	$8,258,776	95,841	4.64%
Net interest spread		$78,635	2.68%		$86,548	3.20%

Net interest margin			3.28%			3.72%

NM - Not Meaningful
Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1) Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.
(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $625,000 and $606,000 for 2007 and 2006, respectively.
(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.
(4) Other borrowings may include federal funds purchased.

Average Balance Sheets and Net Interest Margin (Unaudited)
	Six Months Ended June 30
	2007			2006
		Interest,			Interest,
	Average	Fees, and	Yield/	Average	Fees, and	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$5,492,848	$142,967	5.21%	$4,195,852	$94,906	4.52%
Common stocks (2)	206,337	4,566	4.43%	189,574	5,122	5.40%
Nonaccrual loans	171,003	2,570	3.01%	-	-	0.00%
Loans, net of unearned income (3)	3,808,033	225,343	11.84%	4,625,335	249,999	10.81%
Total earning assets	9,678,221	375,446	7.76%	9,010,761	350,027	7.77%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	79,397			103,833
Allowance for loan losses	(45,458)			(41,328)
Premises and equipment, net	27,236			26,738
Other real estate owned	8,747			-
Other assets, including goodwill	39,171			40,007
Total Assets	$9,787,314			$9,140,011

Liabilities and Shareholders' Equity
Deposits – interest-bearing:
Retail certificates of deposit	$5,792,752	$153,034	5.28%	$4,999,077	$111,518	4.46%
Money market deposits	1,680,690	39,751	4.73%	1,804,319	40,175	4.45%
NOW deposits	276,255	3,328	2.41%	313,334	3,763	2.40%
Brokered certificates of deposit	256,088	7,387	5.77%	349,831	9,155	5.23%
Savings deposits	127,457	313	0.49%	147,615	363	0.49%
Total interest-bearing deposits	8,133,242	203,813	5.01%	7,614,176	164,974	4.33%
Long-term debt – subordinated debentures	384,484	14,886	7.74%	371,639	13,368	7.19%
Other borrowings (4)	61,237	2,201	7.19%	13,136	501	NM
Total interest-bearing liabilities	8,578,963	220,900	5.15%	7,998,951	178,843	4.47%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing deposits	275,671			313,121
Other liabilities	79,518			108,658
Shareholders' Equity	853,162			719,281
Total Liabilities and Shareholders' Equity	$9,787,314			$9,140,011

Interest income and loan fees/average earning assets	$9,678,221	$375,446	7.76%	$9,010,761	$350,027	7.77%
Interest expense/average interest-bearing liabilities	$8,578,963	220,900	5.15%	$7,998,951	178,843	4.47%
Net interest spread		$154,546	2.61%		$171,184	3.30%

Net interest margin			3.19%			3.80%

NM - Not Meaningful
Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1) Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.
(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $1.3 and $1.4 million for 2007 and 2006, respectively.
(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment that was immaterial for both 2007 and 2006.
(4) Other borrowings may include federal funds purchased.

Net Interest Income and Net Interest Margin

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period.

For the three and six months ended June 30, 2007, Corus’ net interest income decreased to $78.0 million and $153.3 million, respectively, from $85.9 million and $169.7 million for the same periods in 2006. The decline is primarily attributable to the overall decline in average loans outstanding, Corus’ highest yielding asset (discussed in more detail below).

Changes in loan fee income, a component of interest income, also impacted year-over-year fluctuations in net interest income. Loan fee income for the second quarter of 2007 was supported by $4.5 million in prepayment penalties. As a result, loan fee income for the second quarter of 2007 was relatively flat at $23.4 million compared to $23.6 million in the second quarter of 2006. For the year-to-date period, loan fee income declined to $43.9 million for 2007 compared to $48.2 million in 2006.

The NIM for the three and six months ended June 30, 2007 was 3.28% and 3.19%, respectively, a decrease of 44 and 61 basis points from the respective periods ended June 30, 2006. Corus’ NIM is impacted by numerous factors. The most significant factor affecting Corus’ NIM over the past several years has been the interplay between the changes in outstanding loan balances, Corus’ highest yielding asset, compared to the growth in interest-bearing liabilities, generally deposits. Average loan balances, compared to comparable periods in 2006, declined in both the quarter and year-to-date periods ended June 30, 2007, while deposits increased over the same periods. The net increase in funds was invested in Liquidity Management Assets (high quality short-term securities), which earn a yield roughly equivalent to the yields paid on deposits, resulting in downward pressure on the NIM.

Another factor impacting the NIM is the recent increase in nonaccrual loans. Corus’ policy is to discontinue the accrual of interest on loans when there is reasonable doubt as to the ultimate collectibility of interest or principal, or in certain circumstances when the loan is past due over 90 days. Interest payments received on nonaccrual loans are either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. For the quarter and six months ended June 30, 2007, Corus recognized income of $1.4 million and $2.6 million, respectively, from nonaccrual loans. Had the loans been accruing fully in 2007, the NIM for the quarter and six months ended June 30, 2007 would have increased by 15 bp and 12 bp, respectively. (See the “Nonaccrual, Past Due, OREO and Restructured Loans” section for further discussion and details).

Finally, another factor, although far less significant than the above factors, impacting the NIM is the change in short-term interest rates. The vast majority of the Bank’s assets are floating rate, generally based on short-term interest rates, and reset quarterly. The Bank’s liabilities are very similar in nature, with the exception of demand deposits, which are effectively fixed at a zero percent interest rate, and “administered-rate” deposits (e.g., NOW and Savings accounts). The remaining component is shareholders’ equity. From an accounting perspective, equity “acts” as zero percent fixed-rate funding. The combination of shareholders’ equity, along with the demand and administered-rate deposits, is substantially greater than the Bank’s few long-term fixed-rate or noninterest-earning assets. As a result, during times of changing short-term interest rates more of Corus’ assets reprice than do its liabilities. This is commonly referred to as being “asset sensitive” and, all else being equal, aids NIM during periods of increasing interest rates.

Noninterest Income

Noninterest income consists primarily of service charge income and gains or losses from investment security transactions. For the three and six months ended June 30, 2007, the fluctuations compared to 2006 were largely due to security gains and losses as detailed below.

Securities Gains/(Losses), net
The following details the net securities gains/(losses) by source for the three- and six-month periods ended June 30, 2007 and June 30, 2006:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands)	2007	2006	2007	2006
Gains on common stocks (cash transactions)	$13,025	$-	$13,025	$-
Charge for "other than temporary" impairment	-	-	(15,253)	(543)
Total securities gains/(losses), net	$13,025	$-	$(2,228)	$(543)

During the second quarter of 2007, Corus liquidated its entire investment in Fremont General Corporation (“Fremont”) resulting in a gain for the quarter of $13.0 million. Importantly though, the current quarter gain was preceded by a $15.3 million write down of the same investment in the first quarter of 2007 and write downs in 2006 of $1.4 million. These charges were recorded in accordance with the accounting guidelines known as “Other-Than-Temporary” impairment. During the second quarter of 2007, the market price of the investment rose briefly and Corus opportunistically sold its entire investment, resulting in the gain. The net of these reported gains and losses was a $3.7 million loss (which does not include dividends received while the Fremont shares were owned).

Noninterest Expense

For the three and six months ended June 30, 2007, noninterest expense increased by $0.5 million, or 3%, and $1.1 million, or 3%, respectively, as compared to the three and six months ended June 30, 2006.

The most significant increases resulted from costs associated with problem loans where the Company has either completed foreclosure proceedings (other real estate owned) or is in the process of foreclosing (costs we refer to as protective advances). While there are various expenses associated with these properties, real estate taxes and insurance have thus far comprised the majority of the cost. Please see the section titled “Nonaccrual, Past Due, OREO and Restructured Loans” for further discussion.

Largely offsetting the increases in costs associated with foreclosures was a decline in compensation expense. The decline is primarily driven by lower accruals for the Commission Program for Commercial Loan Officers (the “CLO Program”). The CLO Program rewards commercial loan officers for originating new loans and the size of the commissions is based on the amount of interest and fees earned on those loans. Management is anticipating that amounts earned under the CLO Program will decline in 2007.

Corus’ deposit insurance expense, which totaled $0.3 million during the second quarter, will be increasing beginning in the third quarter due to recent deposit insurance reform legislation. While the FDIC is allowing financial institutions a one-time credit to be used against the insurance increases, the Company estimates that its credit will be exhausted early in the third quarter of 2007 (certain items are not eligible for the credit). As a result, expenses for deposit insurance are expected to increase to about $1.4 million for the third quarter of 2007 and slightly more for the fourth quarter of 2007, as compared to deposit insurance expense of about $0.3 million during each of the comparable quarters during 2006.

The banking industry uses a standard known as the “efficiency ratio” to measure a bank’s operational efficiency. Unlike most other measures, lower is better. The efficiency ratio is simply noninterest expense, less goodwill amortization, divided by the sum of net interest income and noninterest income (excluding securities gains and losses). Corus’ efficiency ratios were among the very best in the banking industry at 20.8% and 21.6% for the three and six months ended June 30, 2007, respectively, and 18.3% and 18.9% for the same periods ended June 30, 2006.

Common Stock Portfolio

At June 30, 2007, Corus held investments in the common stocks of 17 financial industry companies valued at $183.9 million, including net unrealized gains of $81.5 million. The following is a list of Corus’ holdings as of June 30, 2007:

		Market	Percentage of
Corporation	Shares Held	Value	Portfolio
(dollars in thousands)
Amcore Financial Inc.	69,100	$2,003	1.1%
Associated Banc Corp.	121,179	3,962	2.2
Bank of America Corp	670,594	32,785	17.8
Bank of NY Co.	100,000	4,144	2.3
Citigroup Inc.	225,000	11,540	6.3
Comerica Inc.	264,300	15,718	8.5
Compass Bancshares Inc.	108,750	7,502	4.1
Discover Financial Services	41,000	1,168	0.6
JP Morgan Chase & Co.	500,864	24,267	13.2
MAF Bancorp Inc.	204,850	11,115	6.0
Merrill Lynch & Co. Inc.	132,000	11,033	6.0
Morgan Stanley Dean Witter & Co.	82,000	5,710	3.1
National City Corp.	74,520	2,483	1.4
Regions Financial Corp.	515,154	17,052	9.3
SunTrust Banks Inc.	48,000	4,116	2.2
US Bancorp	268,870	8,859	4.8
Wachovia Corp.	398,191	20,407	11.1
Total		$183,864	100.0%

During the three and six months ended June 30, 2007, Corus received dividends on the stock portfolio of $1.7 million and $3.3 million, respectively, compared to $1.6 million and $3.7 million during the same periods of 2006.

Securities Other Than Common Stocks

At June 30, 2007, available-for-sale securities other than common stocks increased to $5.0 billion, from $4.4 billion at June 30, 2006, due mainly to increases in short-term U.S. Government and agency notes. As of June 30, 2007, nearly the entire available-for-sale portfolio was scheduled to mature within six (6) months.

Almost the entire investment portfolio is comprised of U.S. Government agency securities, virtually all of which have original maturities of one year or less. As is the case with most securities with original maturities one year or less, they are sold at a discount to the value at maturity (Treasury securities with original maturities of one year or less are sold this same way). From an economic perspective, the interest on these securities is not “earned” at maturity, but rather over the life of the investment. The accounting rules reflect this logic and, therefore, call for this income to be recognized over the life of the investment (termed “accretion”). During the six months ended June 30, 2007, the Company earned $133.9 million of interest income from the investment portfolio, of which $124.1 million came from accretion related to the discount securities. By comparison, during the six months ended June 30, 2006, the Company earned $86.0 million of interest income from the investment portfolio, of which $74.8 million came from accretion.

Loan Portfolio

The following table details the composition of Corus’ outstanding loans:

	Outstanding Loan Balances
	June 30, 2007		December 31, 2006		June 30, 2006
(in millions)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate:
Condominium:
Construction	$2,948	74%	$2,615	63%	$2,311	51%
Conversion	780	19	1,288	31	1,692	38
Total condominium	3,728	93	3,903	94	4,003	89
Other commercial real estate:
Construction	179	4	151	3	232	5
Non-construction	47	1	21	1	176	4
Total commercial real estate	3,954	98	4,075	98	4,411	98
Commercial	34	1	42	1	59	1
Residential real estate and other	21	1	25	1	29	1
Loans, net of unearned income	$4,009	100%	$4,142	100%	$4,499	100%

Mezzanine loans included in
total commercial real estate	$211		$196		$142

Commercial Real Estate Lending
Overview
During the past few years, Corus’ lending has focused almost exclusively on condominium projects. These projects include both construction of new buildings and conversion of existing apartments. Corus’ loans are collateralized by the underlying property and are almost always variable rate. As of June 30, 2007, 95% of Corus’ commercial real estate loans were variable rate, the vast majority tied to 3-month LIBOR and resetting quarterly. While Corus generally provides only senior debt, in some cases Corus will provide mezzanine financing as well. Corus’ mezzanine loans are all subordinate to a Corus first mortgage loan. Interest rates charged for mezzanine loans are meaningfully higher than those charged for first mortgage loans (and also tend to be fixed rate), but also carry additional risk.

Condominium construction loans typically have stated maturities ranging from 2 to 4 years. The loans are funded throughout the term as construction progresses. These loans consist of both new construction projects and certain condominium conversion projects where extensive renovation is planned. Condominium conversion loans generally have shorter stated maturities, typically in the range of 1 to 3 years. These loans are for projects with less extensive renovation efforts and the loans are typically fully funded at the outset and paid down as the condominiums are sold.

Originations - The residential housing market, including the condominium market, went through a boom cycle during the late 1990s and in the early years of this decade. However, beginning in early 2006, this cycle began to wane and loan origination volume began to slow. In recent months, the slowdown has become somewhat more dramatic, and we do not anticipate a material improvement in the housing market, and thereby in the prospects for increased new condominium construction, for the rest of this calendar year.

In the second quarter of 2007, the Bank originated $624 million of commercial real estate loans, essentially all condominium construction loans (see Originations table - page 18). While a significant increase from the $321 million originated during the first quarter of 2007, it is well below the $991 million originated during the fourth quarter of 2006. These wide fluctuations highlight that our originations tend to be lumpy, as well as why originations in any individual quarter may not be a good indicator of the direction of our business and why predicting future loan origination volume is also very difficult. Large construction loans can sometimes close quickly, but sometimes take many months from application to loan closing.

Viewed against the broader backdrop, loan originations have clearly slowed from the pace set during the past few years. With that said, management remains optimistic that during the second half of 2007 we can meet or exceed recent loan origination volumes, in part by lowering our pricing to become more competitive. Condominium construction continues nationwide, and we plan on continuing to actively pursue this business.

Loan Balances - Future loan balances are also inherently difficult to predict. Loan balances result from the complex interplay of originations, funding of construction loans, the paydown of loans from the sales of condominium units, and the payoff of loans due to refinancing, collateral sales or otherwise. Once originated, construction loan commitments will generally fund over 18 to 30 months. This is perhaps the easiest piece of the puzzle to size up, though clearly includes a level of uncertainty. It is far more difficult to forecast the pace of condominium sales and the resulting loan paydowns.

Future Paydowns from Condominium Sales - Lower paydowns from fewer project completions is a timing issue, and does not, in and of itself, raise credit concerns. On the other hand, lower paydowns due to weak sales is a very different dynamic. We expect there to be more project completions in the coming quarter, and we will closely monitor how successful our borrowers are at selling their completed inventory of condominiums.

If condominium markets nationwide remain weak, we anticipate that condominium sales in many projects may be inadequate to retire our loan in full. It is critical to understand how the risk profiles of our first mortgage secured loans evolve as units are sold. Generally speaking, once the developer has sold 40% to 60% of a project’s inventory of condominiums at prices at or around the originally projected prices, our loans are generally safe (the bank receives virtually all of the net proceeds from these sales). Further, the sale of 60% to 70% of the units at the originally projected prices is typically sufficient to pay us down to a nominal, and extremely safe, balance (if not in fact pay us off in full). Quite frequently, after 40% to 60% of a project’s condominiums are sold, the trailing balance of our loan may pay off very slowly. Such balances are highly desirable, being both safe and lucrative, and they might help us partially offset lower origination volume. This situation may not be so desirable for our borrowers or other financial sponsors, who might find it necessary to invest substantial sums to carry the project to full sellout. However, it is not necessarily bad for us.

If very few of a construction project’s condominiums are sold, our trailing exposure might be far more than we desire. As of June 30, 2007, we have not identified any condominium construction loans that failed to sell to a degree that we feel our loan is in danger. Of course, that could change in the future. On the other hand, we do have several condominium conversion loans that are concerning due to their failure to sell, one of which we recently foreclosed on.

Personnel
Assessing risk is as much an art as it is a science. In that regard, an experienced and highly capable loan officer group is critical to the Company’s success. Corus currently has 20 commercial loan officers, with 7 of those officers each having more than 15 years of experience in commercial real estate lending and another 4 having 10 years or more experience. Moreover, with the exception of one very experienced senior officer (who joined the company over 5 years ago), virtually all of the officers’ commercial real estate experience, and hence training, has been at Corus. Furthermore, Corus has been particularly successful in retaining key talent in the commercial lending group, evidenced by zero turnover in the last five years.

Robert J. Glickman (Chief Executive Officer), Michael G. Stein (Executive Vice President - Commercial Lending), and Timothy J. Stodder (Senior Vice President - Commercial Lending) are deeply involved in every major aspect of the lending process. This includes structuring and pricing the loans, visiting the sites and inspecting comparable properties, meeting directly with the borrowers, underwriting and approving the loans, consulting on documentation issues, and making various decisions in the course of servicing the loans. Corus is able to maintain this level of executive attention by focusing on larger transactions.

Incentive Compensation - A significant portion of commercial loan officer compensation is based on amounts earned from the Commission Program for Commercial Loan Officers (the “CLO Program”). The CLO Program has been devised to compensate officers for successfully originating a loan, earning an acceptable interest spread over the term of the loan, and ultimately collecting all amounts in full. Management believes the program motivates officers to make safe loans and aligns the officers’ goals with the Company’s interests.

Commercial Real Estate Loan Portfolio - Unfunded Commitments
In addition to funded amounts, Corus also has significant commitments to fund additional amounts almost entirely related to unfunded amounts under construction loans.

	Commercial Real Estate Loans - Unfunded Commitments
	June 30, 2007		December 31, 2006		June 30, 2006
(in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Loans - unfunded portion	$3,573	88%	$4,217	98%	$3,776	86%
Commitment letters (1)	504	12	65	2	608	14
Letters of credit	1	-	2	-	3	-

Total	$4,078	100%	$4,284	100%	$4,387	100%

(1)Commitment letters are pending loans for which commitment letters have been issued to the borrower. These commitment letters are also disclosed in the Commercial Real Estate Loans Pending tableof this report, included in the amounts labeled as Commitments Accepted and Commitments Offered

Commercial Real Estate Loan Portfolio - Total Commitments
Including unfunded commitments, the commercial real estate loan portfolio totals $8.0 billion as of June 30, 2007, as detailed below:

	Total Commercial Real Estate Loan Commitments
	(outstanding balances + unfunded commitments)
	June 30, 2007		December 31, 2006		June 30, 2006
(in millions)	Amount	Percent	Amount	Percent	Amount	Percent
Condominium:
Construction	$6,829	85%	$6,566	79%	$6,224	71%
Conversion	812	10	1,376	16	1,860	21
Total condominium	7,641	95	7,942	95	8,084	92
Other commercial real estate:
Construction	344	4	395	5	523	6
Non-construction	47	1	22	-	191	2
Total commercial real estate	$8,032	100%	$8,359	100%	$8,798	100%

Originations
An origination occurs when a loan closes, with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded). Construction loan funds are rarely drawn by the borrower at the closing but rather over an extended period of time as the project is built. In contrast, conversion loans are largely funded at the time of closing.

	Originations (1)
	2007		2006				2005
(in millions)	2Q	1Q	4Q	3Q	2Q	1Q	4Q	3Q
Condominium:
Construction	$622	$307	$950	$855	$737	$713	$327	$692
Conversion	2	4	39	7	10	490	655	740
Total condominium	624	311	989	862	747	1,203	982	1,432
Other commercial real estate:
Construction	-	10	2	-	-	110	13	37
Non-construction	-	-	-	-	-	-	-	95
Total commercial real estate	$624	$321	$991	$862	$747	$1,313	$995	$1,564

(1) Includes commitment increases to existing loans

Paydowns/Payoffs
Loan paydowns and payoffs were $617 million during the second quarter of 2007, down from $939 million during the first quarter of this year and $911 million in the second quarter of 2006. On a year-to-date basis, 2007 paydowns of $1.6 billion were comparable to the $1.7 billion during the same period in 2006. These amounts can fluctuate considerably from period to period and are inherently difficult to predict.

	As of June 30, 2007
	# of	Total Commitment(1)
(dollars in millions)	Loans	Amount	%
$180 million and above	2	$371	5%
$140 million to $180 million	12	1,805	22
$100 million to $140 million	15	1,835	23
$60 million to $100 million	23	1,757	22
$20 million to $60 million	46	1,762	22
$1 million to $20 million	49	492	6
Loans less than $1 million	NM	10	-
Total	147	$8,032	100%

NM – Not Meaningful

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Commercial Real Estate Loan Portfolio By Property Type

	As of June 30, 2007
	# of	Total Commitment(1)
(dollars in millions)	Loans	Amount	%
Condominium:
Construction	94	$6,829	85%
Conversion	41	812	10
Total condominium	135	7,641	95
Office	2	150	2
Hotel	2	128	2
Rental apartment	4	74	1
Other	4	29	-
Loans less than $1 million	NM	10	-
Total	147	$8,032	100%

NM – Not Meaningful

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Rental apartment includes one conversion loan and one construction loan that were previously classified as condominium loans. For the conversion loan (outstanding balance and total commitment of $33.3 million as of June 30, 2007), the borrower has opted not to convert the property based on the weakness of the local condominium market and will retain the collateral as an apartment building. As a result of a principal reduction from additional equity and a new appraisal of the collateral as an apartment project, the Company believes it is adequately secured at this point in time.

For the construction loan (outstanding balance of $19.5 million and total commitment of $36.7 million as of June 30, 2007), the borrower entered into negotiations to sell the collateral as an apartment project based on the strength of the local apartment market. Since no agreement has yet been executed, it remains uncertain whether the borrower’s ultimate strategy for disposition will be to sell the entire building for use as apartments or sell the individual units as condominiums. The Company believes it is well secured by either exit strategy. As of June 30, 2007, neither loan was classified as nonaccrual.

Separately, during the second quarter of 2007, the Company received full repayment for two loans that had previously been reclassified as rental apartments (Corus had disclosed in its first quarter release that the borrowers were negotiating the sale of the properties as apartment buildings).

Commercial Real Estate Loan Portfolio By Major Metropolitan Area

	As of June 30, 2007
	# of	Total Commitment(1)
(dollars in millions)	Loans	Amount	%
Florida:
Miami/Southeast Florida	23	$2,025	25%
Tampa	4	148	2
Orlando	6	97	1
Other Florida	7	407	5
Florida Total	40	2,677	33

California:
Los Angeles	16	926	12
San Diego	11	434	5
San Francisco	2	77	1
Sacramento	2	62	1
California Total	31	1,499	19

Las Vegas	7	688	9

Atlanta	12	624	8

Washington, D.C.(2)	10	466	6
-
Chicago	8	406	5

New York City	8	325	4

Phoenix/Scottsdale	8	215	3

Other (3)	23	1,122	13
Loans less than $1 million	NM	10	-
Total	147	$8,032	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2) Includes northern Virginia and Maryland loans.
(3) No other metropolitan area exceeds three percent of the total.

Pending Commercial Real Estate Loans
The following table presents pending commercial real estate loans listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages. It has been the Company’s experience that once a loan reaches the Application Received stage it is quite likely to ultimately close.
	Commercial Real Estate Loans Pending
	June 30, 2007		December 31, 2006		June 30, 2006
	# of		# of		# of
(dollars in millions)	Loans	Amount	Loans	Amount	Loans	Amount
Commitment Accepted (1)	2	$224	-	$-	5	$502
Commitment Offered (1)	4	303	1	65	1	139
Application Received	6	524	11	1,003	11	1,280
Application Sent Out	6	669	4	254	9	972
Term Sheet Issued	29	2,725	29	2,625	40	3,676
Total	47	$4,445	45	$3,947	66	$6,569

Condominium:
Construction	46	$4,340	40	$3,561	62	$6,329
Conversion	-	-	2	152	4	240
Total condominium	46	4,340	42	3,713	66	6,569
Other commercial real estate	1	105	3	234	-	-
Total commercial real estate	47	$4,445	45	$3,947	66	$6,569

(1) These amounts are also included in the Commercial Real Estate Loans - Unfunded Commitments table of this report.

Commercial Lending
Commercial loans are primarily loans to Corus’ customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

Residential Real Estate and Other Lending
Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “run-off.” Minimal new originations are expected.

Asset Quality

Overview
Over the last several years, Corus has had particularly good experience with respect to problem loans. Few commercial real estate loans became past due, even fewer were placed on nonaccrual and there was a virtual absence of charge-offs. Recently, however, Corus has begun to report higher levels of problem loans and increases in provisions for credit losses. This is the direct result of the recent slowdown in the residential housing market.

Conversion Loans
At this point, most of our problem loans are concentrated in the condominium conversion loan portfolio. As of June 30, 2007, we had 41 condominium conversion loans with commitments totaling $812 million. While we continue to focus on these loans, we have seen many instances where either the borrower or a mezzanine lender subordinate to us has supported problem loans with substantial amounts of additional cash in order to carry the project. However, since most of our loans are non-recourse, past financial support is no guarantee of future support, particularly if the market weakens further.

For those problem loans where the borrower or mezzanine lender chooses not to take the necessary steps to resolve issues, we will not hesitate to foreclose. In fact, we recently completed foreclosing on the asset securing one such loan (the source of the $13.3 million charge-off during the second quarter, discussed further below). At this time, we do not have any other foreclosures underway, but that could change in the future. Keep in mind that these are all real estate secured loans, so only some portion of the loan is at risk. When originating these loans we focused on relatively new, well-located apartment projects. Hopefully that will keep to a minimum the portion of our loan that is at risk of loss.

Construction Loans
In our construction portfolio, problems can be broken down into three categories: (1) deals where construction is at risk of coming to a halt; (2) deals where there are material cost overruns that are not being covered by borrowers, completion guarantors or sponsors; and (3) deals where construction is complete, but either (a) sales are weak to the point where our loan appears to be partially at risk, or (b) pre-sale buyers walk away from their contracts.

As of June 30, 2007, there is only one loan in our portfolio where construction problems put completion of the project in doubt. However, the completion guarantors (a topic discussed shortly below) have shown material support for that deal, and we are hopeful that the problems will be resolved in the coming months. As for uncovered cost overruns, there are several loans that have experienced that problem. The Bank’s position is that construction must be completed, since a partially completed building is of little value. In many cases, we have agreed to provide additional funds to the borrower to enable them to complete the project. As a result, our exposure in those projects is slightly higher than we originally anticipated, but that is one of the risks that we underwrite from the outset, and one of the reasons our initial loan exposures target approximately 55% to 65% of gross sellout value (i.e., the originally projected sales prices of the condominium units, before associated selling costs). That gives us leeway to absorb some degree of increased exposure.

The final source of risk, deals where construction is complete but weak sales or cancelled contracts put our loan at risk, has not yet materialized in any meaningful way. In the long term, we believe this to be our biggest source of potential risk. We believe construction coming to a halt will remain an isolated and non-systemic problem. Cost overruns do not radically change the nature of risk in our portfolio.

If, however, the market deteriorates to the point where a material number of large condominium projects are complete and there are no buyers willing to close on the units at the borrowers’ asking prices, we will likely see a material increase in our problem loans. Today that is not a severe problem. In several cases, borrowers who failed to sell enough condominiums to make a condominium exit viable have negotiated the sale of the asset as apartments at a price more than adequate to pay us off. In some other cases, enough units closed and generated paydowns such that our remaining loan exposure is well secured by the remaining, slow-to-sell inventory. But absorption risk remains an issue we consider extensively.

Absorption risk is particularly important in Florida, which is a “pre-sale” market. One of the main factors in much of our underwriting was the existence and strength of pre-sale contracts. Generally, the sales contracts in Florida required a non-refundable earnest money deposit of 20% of the purchase price. Las Vegas, another significant market for Corus, is also a pre-sale market, and most of our construction deals there involved deposits of up to 15%. While other markets have pre-sales, the practice is either not pervasive or the deposit percentages are not material. If a condominium buyer does not close on their unit, they stand to lose their deposit. Unit buyers might allege delays, unauthorized changes in the condominium itself, or other claims, in their attempt to void contracts and get deposits back. Whether or not such arguments are successful will remain to be seen.

A surge in buyer cancellations could be especially painful for Corus, particularly if a substantial percentage of a given project’s pre-sale buyers did not close. In other markets where pre-sales are not so prevalent, our problem scenario would be failure to sell the units altogether, rather than seeing pre-sale buyers renege. It is important to remember though that, as mentioned earlier in this report, once the developer has sold 40% to 60% of a project’s inventory of condominiums at prices at or around the originally projected prices, our loans are generally safe.

Guarantees
Most (but not all) of the Bank's lending is done on a non-recourse basis, meaning the loan is secured by the real estate without further benefit of payment guarantees from borrowers. However, the Bank routinely receives guarantees of completion and guarantees that address “bad acts.” These various guarantees can be described as follows:

Payment Guarantees - Guarantor guarantees repayment of principal and interest. Often there might be limitations on the guaranteed amounts, and guarantors vary dramatically in their financial strength and liquidity. Overall, however, these guarantees would protect the Bank to a certain degree even if the sale proceeds from the asset are insufficient to repay the loan in full. The Bank does negotiate for and receive repayment guarantees in certain situations, but the vast majority of the Bank’s lending activity is done without repayment guarantees.

Completion Guarantees (For Construction Loans) - Guarantor guarantees to pay for costs necessary to complete the asset, to the extent such costs exceed the original budget. Upon completion of the asset, and provided there are no construction liens filed by contractors, such guarantees typically lapse. These guarantees do not protect the Bank from decreases in collateral value. They do help ensure that the Bank's exposure in a bad deal (or any deal for that matter) is not higher than originally expected. Again, there are vast differences in the financial strength of completion guarantors, and in certain (relatively infrequent) circumstances, the Bank agrees to limits on, or even does without, completion guarantees. Overall, however, the Bank views completion guarantees from capable guarantors as a very important part of the underwriting process.

Bad Act Guarantees - Guarantor guarantees repayment of losses incurred by the Bank in the event borrower commits fraud, negligence, or a wide variety of other “bad acts.” The scope of bad acts is often heavily negotiated. Very often it is defined to include bankruptcy filings, in which case Bad Act guarantees can help ensure that the Bank takes control of assets securing bad loans in a timely manner.

Asset Quality Measures

	As of June 30
(Dollars in thousands)	2007	2006
Allowance for Loan Losses	$47,783	$42,186
Allowance for Loan Losses / Total Loans	1.19%	0.94%
Liability for Credit Commitment Losses	$5,500	$5,500
Nonaccrual and Loans 90 days or more past due (NPLs) (1)	$201,613	$620
Other Real Estate Owned (OREO) (1)	$40,387	$-
Total Nonperforming Assets (NPLs + OREO) (1)	$242,000	$620
NPLs / Total Loans	5.03%	0.01%

(1) See the Nonperforming Assets section for additional details

Allowance for Credit Losses

The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments.

Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, as defined by Generally Accepted Accounting Principles. These loans are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a reserve is necessary and, if so, the appropriate amount of that reserve.

The remainder of the portfolio is then segmented into groups based on loan characteristics, seniority of collateral, and loan rating. A reserve is calculated and allocated to each of these groups based on historical net charge-off history coupled with a subjective Management Adjustment Factor. The Management Adjustment Factor is intended to incorporate those qualitative or environmental factors that are likely to cause estimated credit losses associated with the Bank’s existing portfolio to differ from historical loss experience.

Finally, the Allowance for Credit Losses may also include an “unallocated” portion. The unallocated portion represents a reserve against risks associated with environmental factors that may cause losses in the portfolio as a whole but are difficult to attribute to individual impaired loans or to specific groups of loans.

The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses.

In accordance with the methodology discussed above, the Company recorded provisions for credit losses of $17.5 million and $3.0 million in the first six months of 2007 and 2006, respectively. Of the $17.5 million, $12.0 million was booked in the second quarter of 2007. No provision was recorded during the second quarter of 2006.

A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands)	2007	2006	2007	2006
Balance at beginning of period	$54,424	$48,046	$50,793	$44,740
Provision for credit losses	12,000	-	17,500	3,000
Charge-offs:
Commercial real estate:
Condominium:
Construction	-	-	-	-
Conversion	(13,344)	-	(15,476)	-
Total condominium	(13,344)	-	(15,476)	-
Other commercial real estate	-	-	-	-
Commercial	-	(574)	-	(574)
Residential real estate and other	(4)	(70)	(23)	(90)
Total Charge-Offs	(13,348)	(644)	(15,499)	(664)

Recoveries:
Commercial real estate	-	-	-	-
Commercial	-	-	2	-
Residential real estate and other	207	284	487	610
Total Recoveries	207	284	489	610
Balance at June 30	$53,283	$47,686	$53,283	$47,686

During the second quarter of 2007, in connection with the foreclosure of a condominium conversion loan in Naples, Florida, Corus incurred a charge-off of $13.3 million. Including the first quarter charge-off of $2.2 million, Corus charged off a total of $15.5 million related to this loan. Upon foreclosure the asset was transferred to Other Real Estate Owned (see below).

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

	June 30	December 31	June 30
(in thousands)	2007	2006	2006
Allowance for Loan Losses	$47,783	$45,293	$42,186
Liability for Credit Commitment Losses (1)	5,500	5,500	5,500
Total	$53,283	$50,793	$47,686

 (1) Included as a component of other liabilities

Commercial Real Estate Loan Charge-off History

(in thousands)	Charge-offs
Period	Condo	Other CRE	Total
2007 (YTD June 30, 2007)	$15,476	$0	$15,476
2006	0	1,512	1,512
2005	0	0	0
2004	0	0	0
2003	0	0	0
2002	0	0	0
2001	0	0	0
2000	0	0	0
1999	0	61	61
1998	0	18	18
Total Charge-offs	$15,476	$1,591	$17,067

While Corus’ long-term loss history on commercial real estate lending has been quite impressive, that history corresponded to a favorable period of minimal losses for the banking industry. The favorable results of that period were undoubtedly in part a reflection of what was generally a very strong residential housing market across much of the country. The housing market though has now been showing broad-based signs of weakness for the past year or more. That weakness is clearly placing meaningful stress on a number of Corus’ condominium loans, as evidenced by the recent increases in nonaccrual and otherwise nonperforming loans (as discussed throughout this document). As a result, it is quite possible that Corus may experience significant charge-offs in the coming year(s). With that said, predicting the amount and/or timing of charge-offs is extremely difficult - any such estimate would hinge on making assumptions regarding, among other things, the future strength of the U.S. economy, future interest rates (all else being equal, higher interest rates will have a damping effect on housing prices), and market perceptions (which can drive behavior as much as any fundamental attributes).

It is Corus’ strong belief that the measure of any company’s success must be done over an entire business cycle, and not by looking at just “good” or “bad” years in isolation from one another. Since 1998, Corus originated $20 billion in commercial real estate loans and, until recently, had zero charge-offs. While we are now experiencing problem loans and charge-offs, issues which may well get worse - if not materially worse - before they improve, any measure of our overall success in the commercial real estate loan business must also take into account our very strong results of the past decade.

Nonaccrual, Past Due, OREO and Restructured Loans

	June 30	December 31	June 30
(in thousands)	2007	2006	2006

Nonaccrual	$200,972	$72,542	$71
Loans 90 days or more past due	641	34,365	549
Total Nonperforming Loans	$201,613	$106,907	$620
Other real estate owned ("OREO")	40,387	8,439	-
Total Nonperforming Assets	$242,000	$115,346	$620

Troubled debt restructurings *	$30,213	-	-

* To the extent not included in either nonaccrual or loans 90 days or more past due.

Nonaccrual loans at June 30, 2007 include four condominium conversion loans. The underlying properties are located in San Diego, Phoenix, and two on the Gulf coast of Florida. Loans past due 90 days or more at June 30, 2007 relates to a variety of consumer loans. The $34.2 million loan identified as 90 days or more past due as of December 31, 2006, was paid off in full, as expected.

In many cases where a condominium project is not performing as well as we (or the borrower) would like, the borrower, or a mezzanine lender subordinate to Corus, has supported the loan with additional equity. These additional equity contributions have come in many forms, including cash payments that have been used to keep a loan current or, in the case of a delinquent loan, bring it current. As a result of such payments, all of the loans listed as nonaccrual as of June 30, 2007 were actually “current” relative to principal and interest as of quarter-end.

Payments received from borrowers on nonaccrual loans can, under certain conditions, be recognized as interest income. During the three and six months ended June 30, 2007, cash payments on nonaccrual loans recognized as interest income totaled $1.4 million and $2.6 million, respectively. Foregone interest, which is contractual interest not recorded due to the nonaccrual status of loans, totaled $3.5 million and $5.7 million for the three and six months ended June 30, 2007, respectively. The foregone interest is attributable primarily to two items. First, no income was recognized on the condominium conversion loan that was ultimately transferred to OREO in the second quarter of 2007 (see below). Second, interest payments received on one nonaccrual loan, which kept the loan “current”, were applied to principal (not interest).

Other real estate owned (“OREO”) consists of two properties. The first property is an office building located in the suburbs of Chicago which Corus took possession of in December, 2006. In the second quarter of 2007 Corus foreclosed on a condominium conversion loan. The property is located in Naples, Florida and is currently being operated as an apartment complex. In connection with the foreclosure, Corus charged off $13.3 million in the second quarter of 2007, prior to transferring the property to OREO. Including the first quarter charge-off of $2.2 million, Corus charged off a total of $15.5 million related to this loan. Management is currently assessing its options with respect to these properties.

As of June 30, 2007, Corus had one condominium construction loan classified as a troubled debt restructuring (“TDR”) not included above in nonaccrual or 90 days past due. The loan had an outstanding balance of $30.2 million at June 30, 2007 and a total commitment of $44.5 million. Loans are classified as TDR when management grants, for economic or legal reasons related to the borrower’s financial condition, concessions to the borrower that management would not otherwise consider. A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve. A TDR is reported as such in the year of restructuring. In subsequent reporting periods, the loan is removed from restructured status if the loan yields a market rate of interest, is performing in accordance with the restructured terms, and such performance is expected to continue.

Deposits

The following table details the composition of Corus’ deposits by product type:

	June 30		December 31		June 30
(in millions)	2007		2006		2006
Retail certificates of deposit	$5,693	69%	$6,001	69%	$5,437	65%
Money market	1,614	20	1,698	20	1,849	22
Demand	282	3	309	4	284	3
NOW	258	3	285	3	299	4
Brokered certificates of deposit	234	3	280	3	301	4
Savings	125	2	132	1	143	2
Total	$8,206	100%	$8,705	100%	$8,313	100%

Recently, the Bank lowered the interest rates it offers on CDs, relative to the market, in an effort to somewhat reduce deposits and begin to better match deposits with loans.

At June 30, 2007, approximately 59% of the Bank’s $8.0 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market. Total retail deposits consisted of nearly 190,000 accounts.

Long-Term Debt - Subordinated Debentures (“Trust Preferred”)

During the second quarter of 2007, Corus issued an additional $20.6 million of floating rate junior subordinated notes. The notes were issued to provide funds in support of Corus’ holding company’s participation in some of the Bank’s loans (as opposed to being used to augment the Bank’s capital, as had previously been the purpose). Including the current quarter’s issuance, Corus now has $404.6 million in floating rate junior subordinated notes (the “Debentures”). The terms and conditions of this most recent issuance are consistent with the prior issuances.

All of the outstanding Debentures are variable-rate, with interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10% (resetting quarterly). As such, management cannot say with certainty what the interest payments on the Debentures will be in the future. However, based on June 30, 2007 market interest rates, the interest payments would be approximately $31 million per annum.

Other Borrowings

Corus, through its bank holding company has a $150 million revolving line of credit. The line of credit matures on February 28, 2010, and is collateralized by 100% of the common stock of the Bank. While the holding company can use the line of credit for any general corporate purpose, it currently uses the line of credit to fund loan participations that it has entered into with the Bank. As of June 30, 2007, the line of credit had an outstanding balance of $51.8 million.

Share Repurchase Program

The Company has in place a Share Repurchase Program (the “Program”) that was approved by the Board of Directors in April 2004. As of June 30, 2007, the remaining shares authorized for repurchase under the Program were 1,588,800. There were no share repurchases in the second quarter of 2007 and the Program expires in April 2009.

Liquidity and Capital Resources

Bank Holding Company
Sources At June 30, 2007, the holding company had cash and marketable equity securities of $194 million and $189 million, respectively, for a total of $383 million. By comparison, the holding company had cash and marketable equity securities of $7 million and $205 million, respectively, for a total of $212 million one year earlier. The cash is held on deposit at the Bank, and the securities are generally investments in equity securities.

In order to be conservative, the holding company has ‘designated’ $46 million of its cash to cover loan participations committed to by the holding company but unfunded as of June 30, 2007. (It is important to note that while the holding company has earmarked a portion of its cash for participations, this action is one of prudence by management and not the result of any regulatory or legal requirements.) Therefore, the holding company had “free and clear” cash and marketable securities aggregating $337 million, which could be used for any corporate purpose, such as cash dividends to our shareholders and/or share repurchases. None of this $337 million of cash and investments was encumbered in any way.

The holding company occasionally purchases participations in loans originated by the Bank. The holding company generally enters into these participations so that the Company can hold loans greater than the Bank alone would otherwise be able to hold (banking regulations impose various limitations on bank’s extensions of credit).

The holding company typically participates in construction loans which, as is the nature of construction loans, are unfunded at inception and may take two or more years to be fully drawn down. The difference between the holding company’s total commitment and the amount actually funded is referred to as the unfunded commitment. As of June 30, 2007 the holding company’s total commitments were $72 million, of which $26 million was funded leaving $46 million unfunded, as cited above.

Between 2003 and 2005, cash and liquidity needs of the holding company were primarily met through the issuance of a form of long-term debt, commonly referred to as “Trust Preferred Securities” (the attributes of these securities are described in the section titled “Long-Term Debt — Subordinated Debentures” of this report). During this period, the holding company issued, through unconsolidated subsidiary trusts, approximately $350 million of Trust Preferred Securities, infusing the majority of the proceeds into the Bank, while retaining enough cash to satisfy its own liquidity needs. Recently, the Bank’s need for capital has changed, and as a result, the holding company has been able to use the Bank as a source of liquidity (see below). In 2006, only $25 million of Trust Preferred Securities were issued and the holding company received $99 million of dividends from the Bank. The holding company issued an additional $20 million in Trust Preferred securities and received $76 million in dividends from the Bank in the first six months of 2007. Depending on the Bank’s capital needs, the holding company could seek to issue additional Trust Preferred Securities in the future. However, while the issuance of Trust Preferred Securities has been a reliable source of capital in the recent past, there is no assurance that it will be available in the future.

Additional sources of liquidity available to the holding company include dividends from its marketable equity securities portfolio, interest and fees earned from loan participations, and cash that could be generated from sales of its equity securities. Further, the holding company could draw on its revolving line of credit (see discussion in the section titled “Other Borrowings” of this report).

Uses As mentioned above, between 2003 and 2005, the holding company’s primary use of cash was capital infusions into the Bank. Since that time, with the Bank’s capital needs changing, the holding company has not made any capital contributions to the Bank. Additional uses included dividends to shareholders (including the recently announced special cash dividend), interest and principal payments on debt, share repurchases, the purchase of marketable securities, and the payment of operating expenses. See the section below regarding the Bank’s liquidity and capital needs for a discussion of the factors impacting the Bank’s capital needs.

Corus Bank, N.A.
Sources At June 30, 2007, the Bank’s liquid assets totaled $5.3 billion, or 57%, of its total assets versus $4.8 billion, or 51% of total assets at June 30, 2006. The Bank’s primary sources of cash have historically included: loan paydowns/payoffs, investment securities that matured or were sold, net retail deposit growth, Bank earnings retained (i.e., not paid to the holding company as a dividend), and capital infusions from the holding company.
Uses The Bank’s principal use of cash has historically been to fund loans, both new loans as well as drawdowns of unfunded loan commitments. At June 30, 2007, the Bank had unfunded commercial real estate loan commitments of $4.0 billion. While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of the loan commitments will fund over the next 30 months, although such fundings could occur more rapidly.

The Bank must also retain sufficient funds to satisfy depositors’ withdrawal needs and cover operating expenses. As a result of management actions to better align deposit and loan levels, the Bank has recently seen a slight decline in its total deposits, essentially all of that change associated with retail certificates of deposit (“CDs”). While the recent decline in retail CDs has been as a direct result of management action, these CDs are short-term in nature (virtually all have original maturities of 1 year or less) and do present greater liquidity risk (than would longer-term funding alternatives) and could experience shrinkage in the future not tied to management actions. The Bank must therefore be prepared to fund those withdrawals and, as such, internally allocates a substantial pool of its investment securities “against” deposits.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” “hopeful,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following:

•	The impact on Corus of the problems in the subprime home mortgage lending market;
•	The likelihood that condominiums will continue to represent a significant portion of the residential housing market;
•	The interplay of originations, construction loan funding, and loan paydowns on loan balances;
•	Continued financial support provided by borrowers, or other lenders, for problem loans;
•	The Company’s focus on condominium lending and geographic concentration;
•	The impact of weak sales or cancelled contracts on property valuations;
•	The borrower’s ability to complete building construction on time and within budget;
•
The general state of the economy, particularly strength in the residential real estate sector. Weakness in the residential real estate sector, which may be caused by, among many other things, supply/demand imbalances and higher interest rates which could adversely affect: 1) Corus’ ability to maintain its current level of loan originations, and/or 2) the credit quality of loans;

•	The occurrence of one or more catastrophic events, such as an earthquake, hurricane, or acts of terrorism that affect properties securing the loans;
•	The likelihood that pending loans which reach the “Applications Received” stage will ultimately close;
•	Changes in management's estimate of the adequacy of the allowance for credit losses;
•	The impact of competitors’ pricing initiatives on loan and deposit products;
•	The impact of variations in market interest rates on Corus’ results of operations;
•	Corus’ ability to attract and retain sufficient cost-effective funding;
•	Corus’ ability to attract and retain experienced and qualified personnel;
•	Corus' ability to access the capital markets, particularly for the issuance of Trust Preferred securities;
•	Restrictions that may be imposed by any of the various regulatory agencies that have authority over the Company or any of its subsidiaries;
•	Changes in the accounting policies, laws, regulations, and policies governing financial services companies;
•	The concentration of ownership by the Chief Executive Officer, Robert J. Glickman, and his immediate and extended family.

Any forward-looking statements should be considered in light of the factors discussed above and the factors discussed from time to time in Corus’ filings with the Securities and Exchange Commission, including those under Item 1A, Risk Factors in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and in Corus’ Annual Report on Form 10-K for the year ended December 31, 2006. Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release.

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